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EXHIBIT 21.1

DG FASTCHANNEL, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
StarGuide Digital Networks, Inc.*	Nevada
Digital Generation Systems of New York, Inc.*	New York
Starcom Mediatech, Inc.*	Delaware
Musicam Express, L.L.C.*	Delaware
Corporate Computer Systems, Inc.*	Delaware
Corporate Computer Systems Consultants, Inc.*	Delaware
DG FastChannel, Inc. Acquisition Corporation d/b/a AGT Broadcast, Inc.*	Delaware
DG FastChannel, Inc. Acquisition II Corporation d/b/a SourceEcreative, Inc.*	Delaware
Media DVX, Inc*	Delaware
FastChannel Network, Inc*	Delaware
Pathfire, Inc	Georgia

*
Merged into the Registrant in December, 2007.

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  EXHIBIT 21.1
DG FASTCHANNEL, INC. AND SUBSIDIARIES
  SUBSIDIARIES OF THE REGISTRANT